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                                                                     Exhibit 2.1

                              STANDSTILL AGREEMENT


         THIS AGREEMENT, dated this 26th day of November, 2001, by and between NORTHEAST PENNSYLVANIA FINANCIAL CORP. (together with its direct and indirect subsidiaries, the "Corporation"), a Delaware corporation, Jewelcor Management, Inc. ("Jewelcor") and Seymour Holtzman ("Holtzman").

                                    RECITALS

         WHEREAS, the Corporation, Jewelcor and Holtzman have agreed that it is in their mutual interests to enter into this Agreement as hereinafter described.

         NOW THEREFORE, in consideration of the Recitals and the representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the parties hereto mutually agree as follows:

         1.   Representations and Warranties of Jewelcor and Holtzman.  Jewelcor
              -------------------------------------------------------
and Holtzman hereby represent and warrant to the Corporation, as follows:

                  (i) Jewelcor and Holtzman have fully disclosed in Exhibit A the total number of shares of the capital stock of the Corporation in which they, directly or indirectly, have, or has a right to acquire, a beneficial ownership interest and neither Jewelcor nor Holtzman have a right to vote or direct the voting of any shares of the capital stock of the Corporation other than those disclosed in Exhibit A.

                  (ii) Jewelcor and Holtzman have full and complete authority to enter into this Agreement and to bind the entire number of shares of the capital stock of the Corporation in which they have or have a right to acquire a beneficia1 ownership interest to the terms of this Agreement and this Agreement constitutes a valid and binding agreement of Jewelcor and Holtzman.

                  (iii) There are no arrangements, agreements, or understandings between Jewelcor and Holtzman and any other person regarding ownership or voting of shares of capital stock of the Corporation.

                  (iv) There are no arrangements, agreements or understandings between Jewelcor, Holtzman and the Corporation other than as set forth in this Agreement.

         2.   Representations and Warranties of the Corporation.  The
              -------------------------------------------------
Corporation hereby represents and warrants to Jewelcor and Holtzman, as follows:

                  (i) The Corporation has full power and authority to enter into and perform its obligations under this Agreement, and the execution and delivery of this Agreement by the Corporation regarding the consummation of the transactions contemplated hereby has been duly authorized by the Board of Directors of the Corporation and requires no other

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Board of Directors or stockholder action. This Agreement constitutes a valid and binding obligation of the Corporation and the performance of its terms shall not constitute a violation of its Certificate of Incorporation or Bylaws.

                  (ii) There are no arrangements, agreements or understandings between Holtzman and the Corporation other than as set forth in this Agreement.

         3.   Covenants of Jewelcor and Holtzman.  Jewelcor and Holtzman
              ----------------------------------
covenant and agree that during the term of this Agreement:

                  (i) They shall not hereafter acquire, or offer or agree to acquire, or act in concert with any affiliate, group or other person to acquire, directly or indirectly (other than through stock splits or stock dividends or other corporate reorganizations), beneficial ownership of, or the right to vote, any shares of capital stock of the Corporation or any securities convertible into such capital stock if, after such acquisition, Jewelcor and Holtzman would beneficially own more than 9.99% of the Corporation's voting shares. Notwithstanding the above, if a bona fide proposal by a third party is made to the Corporation or its stockholders to acquire 10% or more of the Corporation's stock or assets, this restriction shall not apply.

                  (ii) They shall not hereafter transfer or sell, or offer or agree to transfer or sell, or act in concert with any affiliate, group or other person to transfer or sell, directly or indirectly, other than in open market transactions, through a broker, where they and the broker have no knowledge that the buyer will beneficially own more than 4.0% of the Corporation's shares, beneficial ownership of, or the right to vote any shares of capital stock of the Corporation except with the express approval of the Board of Directors of the Corporation, which approval shall not be unreasonably withheld.

                  (iii) They shall not directly or indirectly solicit, or act in concert with any affiliate, group or other person to solicit, "proxies," or directly or indirectly become a "participant" or otherwise engage in any "solicitation" (as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934, as amended) with respect to any matter not recommended or approved by the Corporation's Board of Directors or engage in any of the foregoing activities on behalf of any nominee for election as a director who is not supported or was not nominated by the Corporation's Board of Directors.

                  (iv) They shall not directly or indirectly submit or encourage the submission of any nomination for election as director or any stockho1der proposal for business at a meeting of the Corporation's stockholders.

                  (v) They shall vote, and shall require any affiliate, group or other person acting in concert with either or both of them to vote, all shares beneficially owned (a) in favor of any proposal or nominee for election as director submitted by the Corporation's Board of Directors,
         (b) against any proposal or nominee for election as director opposed by the Corporation's Board of Directors and (c) in accordance with the recommendations


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         of the Corporation's Board of Directors on all procedural matters.
         Furthermore, they shall not, nor shall they act in concert with any affiliate, group or other person to (A) join with or assist any person or entity, directly or indirectly in opposing, or make any statement in opposition to, any proposal or director nomination submitted by the Corporation's Board of Directors to a vote of the Corporation's stockholders or (B) join with or assist any person or entity, directly or indirectly, in supporting or endorsing (including supporting, requesting or joining in any request for a meeting of stockholders in connection with), or make any statement in favor of, any proposal submitted to a vote of the Corporation's stockholders that is opposed by Corporation's Board of Directors. Notwithstanding any other statement in this section to the contrary, in the event that a proposal not involving i) the sale or merger of the Corporation (or the solicitation of bids or the hiring of an investment banker to explore methods to maximize shareholder value or similar proposals), (ii) the hiring of an investment banker or the establishment of a committee or other mechanism to explore the Corporation's strategic options or (iii) the election of directors, is properly introduced for consideration at a meeting of the Corporation's stockholders and such proposal is not approved by the Corporation's Board of Directors, they shall have the right, at their discretion, to vote (or cause to be voted) an amount of voting shares in favor of such proposal equal to the total shares held by Jewelcor and Holtzman multiplied by the following fraction:


          The number of shares not held (of record or beneficially) by
              Jewelcor and Holtzman voted in favor of the proposal
                 ----------------------------------------------
                        The total number of shares voted
                          with respect to such proposal

         Nothing contained in this Section 3(v) is intended to prevent Holtzman, in his position as a director of the Corporation, from exercising his fiduciary duties as a member of the board of directors of the Corporation.

                  (vi) They shall not directly or indirectly solicit or initiate any communication regarding, or act in concert with any affiliate, group or other person to solicit or initiate any communication regarding, any acquisition offers for the Corporation (or any affiliates thereof), and if any offer or inquiry concerning such an offer shall be received they shall refer such offer or inquiry directly and solely to the Chairman of the Board of Directors and/or to the Chief Executive Officer of the Corporation.

                  (vii) They shall not directly or indirectly participate or act in concert with any affiliate, group or other person to participate, by encouragement or otherwise, in any litigation against or derivatively on behalf of the Corporation (or any affiliates thereof), except for testimony which may be required by law, and except as may occur in the ordinary course of business with respect to any loan, deposit or other transaction where Jewelcor, Holtzman or an affiliate is dealing with the Corporation (or any affiliates thereof) as a customer.


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                  (viii) They shall not provide, nor shall they act in concert with any person to provide, any funds, services or facilities, to any person in support of any activity by such person that would be a violation of his covenants under the provisions of this paragraph 3 if undertaken by Jewelcor or Holtzman, individually or together.

                  (ix) They shall not form, join or in any way participate in a "group" (as such term is used in Section 13d(3) of the Exchange Act) or act in concert with other persons with respect to any securities of the Corporation or any of its affiliates in connection with any action or matter otherwise prohibited by the terms of this Agreement.

                  (x) They shall not deposit any capital stock of the Corporation in a voting trust or subject any shares of capital stock of the Corporation to a voting agreement or other arrangement of similar effect.

                  (xi) Promptly upon execution of this Agreement, Jewelcor agrees that its notice of intent dated September 24, 2001 to nominate a slate of directors for the January 2002 Annual Meeting shall be deemed to be, and shall be, withdrawn.

                  (xii) Unless this Agreement is terminated, Jewelcor and Holtzman shall fully support the independence of the Corporation and otherwise support the decisions made by the Board of Directors.

                  (xiii) They shall not make any public statement critical of the Corporation or any of its affiliates, its board of directors or its management.

         4.       Agreement of the Corporation. Upon his request the Corporation
                  ----------------------------
agrees that its Board of Directors will appoint Holtzman to the Board of Directors of Northeast Pennsylvania Financial Corp. and no later than March 31, 2002 to the class of directors whose term expires at the Corporation's annual meeting of stockholders in January 2003. Also, the Corporation agrees not to remove him as a director, other than for cause, during the term of this Agreement.

         5.       Remedies. The Corporation, Jewelcor and Holtzman acknowledge
                  --------
and agree that a breach or threatened breach by either party may give rise to irreparable injury inadequately compensable in damages, and accordingly each party shall be entitled to injunctive relief to prevent a breach of the provisions hereof and to enforce specifically the terms and provisions hereof in any state or federal court having jurisdiction, in addition to any other remedy to which such aggrieved party may be entitled to at law or in equity. In the event either party institutes any legal action to enforce such party's rights under, or recover damages for breach of, this Agreement, the prevailing party or parties in such action shall be entitled to recover from the other party or parties all costs and expenses, including but not limited to actual attorneys fees, court costs, witness fees, disbursements and any other expenses of litigation or negotiation incurred by such prevailing party or parties.

         6.       Term.  This Standstill Agreement shall remain in effect until
                  ----
October 1, 2002. Thereafter, none of the terms or provisiosn of this Agreement shall apply.

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         7.       Publicity. Any press release or other publicity with respect
                  ---------
to this Agreement or any provisions hereof shall be jointly prepared and issued by the parties hereto. During the term of this Agreement, no party to this Agreement shall cause, discuss, cooperate or otherwise aid in the preparation of any press release or other publicity concerning any other party to this Agreement or its operations without prior approval of such other party.

         8.       Notices.  All notice requirements and other communications
                  -------
shall be deemed given when delivered or on the third succeeding business day after being mailed by registered or certified mail, return receipt requested, addressed to Holtzman, Jewelcor and the Corporation below:


Holtzman:                                            Seymour Holtzman
                                                     33 Sahara Drive
                                                     Wilkes-Barre, PA 18704




With a copy to:


Jewelcor Management, Inc.:                           Seymour Holtzman
                                                     Chairman
                                                     Jewelcor Management, Inc.
                                                     100 N. Wilkes-Barre Blvd.
                                                     4th Floor
                                                     Wilkes-Barre, PA 18702

With a copy to:


Northeast Pennsylvania Financial Corp.:              E. Lee Beard
                                                     President and Chief Executive Officer
                                                     Northeast Pennsylvania Financial Corp.
                                                     12 E. Broad Street
                                                     Hazleton, Pennsylvania 18201



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With a copy to:                                    Douglas P. Faucette, Esq.
                                                   Christina M. Gattuso, Esq.
                                                   Muldoon Murphy & Faucette LLP
                                                   5101 Wisconsin Avenue, N.W.
                                                    Washington, D.C. 20016


         9.       Governing Law and Choice of Forum. Delaware law, unless
                  ---------------------------------
applicable federal law or regulation is deemed controlling, shall govern the construction and enforceability of this Agreement. Any and all actions concerning any dispute arising hereunder shall be filed and maintained in a state or federal court, as appropriate, sitting in the State of Delaware.

         10.      Severability. If any term, provision, covenant or restriction
                  ------------
of this Agreement is held by any governmental or regulatory authority or a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         11.      Successors and Assigns. This Agreement shall be binding upon
                  ----------------------
and shall inure to the benefit of and be enforceable by the successors and assigns, and transferees by operation of law, of the parties. Except as otherwise expressly provided for herein, this Agreement shall not inure to the benefit of, be enforceable by or create any right or cause of action in any person, including any shareowner of the Corporation, other than the parties hereto.

         12.      Amendments.  This Agreement may not be modified, amended,
                  ----------
altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

         13.      Definitions.  As used in this Agreement, the following terms
                  -----------
 shall have the meanings indicated, unless the context otherwise requires:

                  (i) The term "acquire" means every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise.

                  (ii) The term "act in concert" or "acting in concert" means
         (i) knowing participation in a joint activity or conscious parallel action towards a common goal whether or not pursuant to an express agreement, (ii) a combination of pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise, or (iii) other activity presumed to constitute acting in concert for purposes of Part 574 of the Office of Thrift Supervision Rules and Regulations ("OTS Regulations").

                  (iii) The term "affiliate" means a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with another person.

                  (iv) The terms "beneficial ownership" or "beneficially owned" mean all capital stock of the Corporation owned or held, directly or indirectly, by a person, or jointly with


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         any other person; by any trust in which such person is a settlor, trustee, or beneficiary; by any corporation in which such person is a stockholder (owning, together with all affiliates of such person, more than five percent (5%) of the outstanding voting power or beneficial interests), director or officer; by any partnership in which such person is a limited partner (owning, together with all affiliates of such person, more than five percent (5%) of the outstanding beneficial interests), or a general partner, employee or agent; by any other entity in which such person holds, together with all affiliates of such person, more than five percent (5%) of the outstanding beneficial interests; or any other shares of capital stock of the Corporation controlled by such person.

                  (v) The term "control" (including the terms "controlling," "controlled by," and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management, activities or policies of a person or organization, whether through the ownership of capital stock, by contract, or otherwise; or any action that would be presumed to constitute control for purposes of Part 574 of the OTS Regulations.



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                  (vi) The term "person" includes an individual, group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate, or any other group formed for the purpose of acquiring, holding or disposing of the equity securities of the Corporation.

                  (vii) The term "vote" means to vote in person or by proxy, or to give or authorize the giving of any consent as a stockholder on any matter.

         14.      Counterparts.  This Agreement may be executed in counterparts,
                  ------------
each of which shall be an original, but each of which together shall constitute one and the same agreement.

         15.      Duty to Execute.  Each party agrees to execute any and all
                  ---------------
documents, and to do and perform any and all acts and things necessary or proper to effectuate or further evidence the terms and provisions of this Agreement.


         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the undersigned or duly authorized officers thereof as of the day and year first above written.

                                            NORTHEAST PENNSYLVANIA FINANCIAL
                                             CORP., a Delaware corporation


                                            By:/s/ E. Lee Beard
                                               ---------------------------------
                                               E. Lee Beard
                                               Chief Executive Officer


                                            JEWELCOR MANAGEMENT, INC.


                                            By:/s/ Seymour Holtzman
                                               ---------------------------------
                                               Seymour Holtzman
                                               Chairman

                                            SEYMOUR HOLTZMAN


                                            By:/s/ Seymour Holtzman
                                               ---------------------------------
                                               Seymour Holtzman



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                                    EXHIBIT A



--------------------------------------------------------------------------------
                                    SHARES OF
                     NORTHEAST PENNSYLVANIA FINANCIAL CORP.
                                  CAPITAL STOCK
                               BENEFICIALLY OWNED(1)
--------------------------------------------------------------------------------
Seymour Holtzman                     1,000
--------------------------------------------------------------------------------
Jewelcor Management, Inc.          119,100
--------------------------------------------------------------------------------

------------------------
1. Includes all shares over which Jewelcor or Holtzman has sole or shared voting or dispositive powers.






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